EXHIBIT 3.3
                                                                     -----------

                                CDKNET.COM, INC.

              AMENDMENT TO CERTIFICATE OF DESIGNATIONS, RIGHTS AND
            PREFERENCES OF A SERIES OF PREFERRED STOCK BY RESOLUTION
                   OF THE BOARD OF DIRECTORS PROVIDING FOR AN
                 ISSUE OF 2,250,000 SHARES OF SERIES A PREFERRED
                       STOCK, $.0001 PAR VALUE, DESIGNATED
            AS THE "SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK"



         I, Andrew Schenker, President, of CDKNET.COM, INC., a Delaware corporation (hereinafter called the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware ("DGCL"), do hereby certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions amending the Designation relating to the rights and preferences of Series A Preferred Stock (the "Designation"), and these resolutions were approved by the holders of the requisite number of outstanding shares of Series A Preferred Stock in accordance with Section 151 of the DGCL and the Designation:


         "NOW, THEREFORE, BE IT RESOLVED:

         FIRST: That paragraph (a) of Section 5 of the Designation be amended in its entirety to read as follows:

                  '(a) The record holder of shares of Series A Preferred Stock shall be entitled, at the option of the holder, to convert such shares into the number of fully-paid and non-assessable shares of Common Stock determined in accordance with the Conversion Formula as set forth below:

         Number of shares issued upon conversion = Stated Value/Conversion Price

         "Stated Value" =       the Stated Value of the shares of Series A
                                Preferred Stock to be converted;

         "Conversion Price" =   $.009091'.

         SECOND: That paragraph (d) of Section 5 of the Designation be amended in its entirety to read as follows:

                  '(d) In connection with the conversion of any shares of Series A Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall issue to the holder that would be entitled to a fraction of a share one additional whole share of Common Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.'

         THIRD: That Section 5 be amended by adding the following paragraph (j):

         '(j) All outstanding shares of Series A Preferred Stock for which conversion notices have not previously been received which redemption has not been made shall be automatically converted into shares of Common Stock determined in accordance with the Conversion Formula set forth in paragraph 5 (a) hereof on the date that the Corporation's certificate of incorporation is amended to increase the number of authorized shares of Common Stock to an number sufficient to permit the conversion of all outstanding share os Series A Preferred Stock.'"


         I further certify that notice of the taking of this action by the consent of the requisite number of holders of Series A Preferred Stock was duly given to the non-consenting holders in compliance with Section 228 of the DGCL.

         IN WITNESS WHEREOF, CDKNET.COM, INC. has caused this certificate to be executed by its Chairman and CEO this 19th day of November, 2003.



                                                     CDKNET.COM, INC.



                                                     By: /s/ Steven A. Horowitz
                                                         ----------------------
                                                         Steven A. Horowitz,
                                                         Chairman and CEO

ATTEST:


/s/ Steven A. Horowitz
-----------------------------
Steven A. Horowitz, Secretary